Exhibit 3.1

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

 OF

PACIFIC BIOSCIENCES OF CALIFORNIA, INC.

Hugh Martin hereby certifies that:

ONE: The date of filing the original Certificate of Incorporation of this company with the Secretary of State of the State of Delaware was July 14, 2000.

TWO: The original Certificate of Incorporation of this company was amended and restated on each of October 8, 2002 and March 3, 2004.

THREE: The Certificate of Incorporation was thereafter amended and restated on March 4, 2004 to effect a stock split whereby each share of company common stock and non-voting common stock then issued and outstanding was reclassified and converted into 1523.1601 shares of fully paid and non-assessable company common stock.

FOUR: The Certificate of Incorporation was further amended and restated on July 19, 2004, and amended and restated on August 11, 2005, when the name of this company was changed from “Nanofluidics, Inc.” to “Pacific Biosciences of California, Inc.”

FIVE: The Certificate of Incorporation was further amended on January 20, 2006 to increase the authorized number of shares of Series C Preferred Stock, and amended and restated on each of November 30, 2006 and July 10, 2008, and further amended on each of October 10, 2008, January 5, 2009 and July 27, 2009.

SIX: He is the duly elected and acting Chief Executive Officer of Pacific Biosciences of California, Inc., a Delaware corporation.

SEVEN: The Certificate of Incorporation of this company is hereby further amended and restated to read as follows (this “Restated Certificate”):

I.

The name of this company is Pacific Biosciences of California, Inc. (the “Company” or the “Corporation”).

II.

The address of the registered office of this Company in the State of Delaware is 3500 South DuPont Highway, City of Dover, County of Kent, 19901, and the name of the registered agent of this Corporation in the State of Delaware at such address is Incorporating Services, Ltd.

III.

The purpose of the Company is to engage in any lawful act or activity for which a corporation may be organized under the Delaware General Corporation Law (“DGCL”).

IV.

A. The Company is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares which the Company is authorized to issue is 275,062,887 shares, of which 121,668,835 shall be Common Stock (the “Common Stock”) and 153,394,052 shares shall be Preferred Stock (the “Preferred Stock”). Each of the Common Stock and Preferred Stock shall have a par value of one hundredth cent ($0.0001) per share.

B. The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares of Common Stock then outstanding) by the affirmative vote of the holders of a majority of the capital stock of the Company (voting together as a single class on an as-if-converted basis).

C. 5,405,992 shares of Preferred Stock shall be designated “Series A Preferred Stock” (the “Series A Preferred”), 3,530,768 shares of Preferred Stock shall be designated “Series B Preferred Stock” (the “Series B Preferred”), 5,342,197 shares shall be designated “Series C Preferred Stock” (the “Series C Preferred”), 12,525,000 shares shall be designated “Series D Preferred Stock” (the “Series D Preferred”), 26,866,790 shares shall be designated “Series E Preferred Stock” (the “Series E Preferred”), 19,659,240 shares shall be designated “Series F Preferred Stock” (the “Series F Preferred” and together with the Series A Preferred, Series B Preferred, Series C Preferred, Series D Preferred and Series E Preferred, the “Senior Preferred”) and 80,064,065 shares shall be designated “Junior Preferred Stock” (the “Junior Preferred”).

D. The rights, preferences, privileges, restrictions and other matters relating to the Preferred Stock are as follows:

1. Dividend Rights.

(a) Holders of Senior Preferred, in preference to the holders of Junior Preferred and Common Stock, shall be entitled to receive, on a pari passu basis, when, as and if declared by the Board of Directors (the “Board”), but only out of funds that are legally available therefor, cash dividends at the rate of eight percent (8%) of the applicable Original Issue Price (as defined below) per annum on each outstanding share of Senior Preferred. Such dividends shall be non-cumulative.

(b) The Original Issue Price of the Series A Preferred shall be $1.00 (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares after the filing date hereof). The Original Issue Price of the Series B Preferred shall be $1.30 (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares after the filing date hereof). The Original Issue Price of the Series C Preferred shall be $2.02 (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares after the filing date hereof). The Original Issue Price of the Series D Preferred shall be $4.00 (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares after the filing date hereof). The Original Issue Price of the Series E Preferred shall be $7.00 (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares after the filing date hereof). The Original Issue Price of the Series F Preferred shall be $7.63 (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares after the filing date hereof). The Original Issue Price of the Junior Preferred shall be $1.00 (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares after the filing date hereof).

(c) So long as any shares of Senior Preferred are outstanding, the Company shall not pay or declare any dividend, whether in cash or property, or make any other distribution on the Common Stock or Junior Preferred, or purchase, redeem or otherwise acquire for value any shares of Common Stock or Junior Preferred until all dividends as set forth in Section 1(a) above on the outstanding Senior Preferred shall have been paid or declared and set apart, except for:

(i) acquisitions of Common Stock or Junior Preferred by the Company pursuant to agreements with service providers (including employees) which permit the Company to repurchase such shares upon termination of the provision of services to the Company;

(ii) acquisitions of Common Stock or Junior Preferred in exercise of the Company’s repurchase option or right of first refusal on such shares; or

(iii) acquisitions of Common Stock or Junior Preferred approved by the Company’s Board of Directors, including the approval of each of the Representatives of the Senior Preferred (as defined below).

(d) In the event dividends are paid on any share of Common Stock or Junior Preferred, the Company shall pay an additional dividend on all outstanding shares of Senior Preferred in a per share amount equal (on an as-if-converted to Common Stock basis) to the amount paid or set aside for each share of Common Stock or Junior Preferred, as the case may be.

(e) The holders of Senior Preferred expressly waive their rights, if any, as described in Sections 502, 503 and 506 of the California General Corporation Law (“CGCL”) as they relate to repurchases of shares of Common Stock or Junior Preferred pursuant to Sections 1(c)(i), 1(c)(ii) and 1(c)(iii) above.

2. Voting Rights.

(a) General Rights. On any matter presented to the stockholders of the Company for their action or consideration at any meeting of stockholders of the Company (or by written consent of stockholders in lieu of meeting), each holder of shares of Preferred Stock shall be entitled to the number of votes equal to ten (10) multiplied by the number of shares of Common Stock into which such shares of Preferred Stock could be converted (pursuant to Section 5 hereof) immediately after the close of business on the record date fixed for such meeting or the effective date of such written consent and shall have voting rights and powers equal (except as described previously in this sentence) to the voting rights and powers of the Common Stock and shall be entitled to notice of any stockholders’ meeting in accordance with the Bylaws of the Company. Fractional votes shall not, however, be permitted and any fractional voting rights available on an as-converted basis (after aggregating all shares into which shares of Preferred Stock held by each holder could be converted) shall be rounded to the nearest whole number (with one-half being rounded upward). Each holder of shares of Common Stock shall be entitled to one vote per share of Common Stock. Except as otherwise provided herein or as required by law, the Preferred Stock shall vote together with the Common Stock at any annual or special meeting of the stockholders and not as a separate class, and may act by written consent in the same manner as the Common Stock.

(b) Separate Vote of Preferred Stock.

(i) For so long as at least 16,382,700 shares of Series F Preferred remain outstanding, in addition to any other vote or consent required herein or by law, the vote or written consent of the holders of at least a majority of the outstanding shares of Series F Preferred shall be necessary for effecting or validating the following actions, and for so long as any shares of Series F Preferred remain outstanding, in addition to any other vote or consent required herein or by law, the vote or written consent of the holders of at least forty percent (40%) of the outstanding shares of Series F Preferred shall be necessary for effecting or validating the following actions:

(A) Any amendment, alteration or repeal of any provision of the Certificate of Incorporation or the Bylaws of the Company (including any filing of a Certificate of Designation) that adversely alters or changes the voting or other powers, preferences or other special rights, privileges or restrictions of the Series F Preferred;

(B) Any increase of the total number of authorized shares of Series F Preferred;

(C) Any authorization, designation or issuance, whether by reclassification, merger or otherwise, of any new class or series of stock or any other securities convertible into equity securities of the Company ranking on a parity with or senior to the Series F Preferred with respect to any rights or preferences or any increase in the authorized or designated number of any such new class or series;

(D) Any declaration of dividends or other distributions or repurchases with respect to Common Stock or Junior Preferred (except for acquisitions of Common Stock or Junior Preferred by the Company permitted by Section 1(c)(i) hereof);

(E) Any agreement by the Company or its stockholders regarding, or any consummation of, a Liquidation Event (as defined in Section 3(a)), Asset Transfer (as defined in Section 4(b)) or Acquisition (as defined in Section 4(b)); or

(F) Any action that alters or changes the rights, preferences and privileges of the Series F Preferred.

(ii) For so long as any shares of Series E Preferred remain outstanding, in addition to any other vote or consent required herein or by law, the vote or written consent of the holders of at least a majority of the outstanding shares of Series E Preferred shall be necessary for effecting or validating the following actions:

(A) Any amendment, alteration or repeal of any provision of the Certificate of Incorporation or the Bylaws of the Company (including any filing of a Certificate of Designation) that adversely alters or changes the voting or other powers, preferences or other special rights, privileges or restrictions of the Series E Preferred;

(B) Any increase of the total number of authorized shares of Series E Preferred;

(C) Any authorization, designation or issuance, whether by reclassification, merger or otherwise, of any new class or series of stock or any other securities convertible into equity securities of the Company ranking on a parity with or senior to the Series E Preferred with respect to any rights or preferences or any increase in the authorized or designated number of any such new class or series;

(D) Any declaration of dividends or other distributions or repurchases with respect to Common Stock or Junior Preferred (except for acquisitions of Common Stock or Junior Preferred by the Company permitted by Section 1(c)(i) hereof);

(E) Any agreement by the Company or its stockholders regarding, or any consummation of, a Liquidation Event (as defined in Section 3(a)), Asset Transfer (as defined in Section 4(b)) or Acquisition (as defined in Section 4(b)); or

(F) Any action that alters or changes the rights, preferences and privileges of the Series E Preferred.

(iii) For so long as any shares of Series D Preferred remain outstanding, in addition to any other vote or consent required herein or by law, the vote or written consent of the holders of at least a majority of the outstanding shares of Series D Preferred shall be necessary for effecting or validating the following actions:

(A) Any amendment, alteration or repeal of any provision of the Certificate of Incorporation or the Bylaws of the Company (including any filing of a Certificate of Designation) that alters or changes the voting or other powers, preferences or other special rights, privileges or restrictions of the Series D Preferred;

(B) Any increase of the total number of authorized shares of Series D Preferred;

(C) Any authorization, designation or issuance, whether by reclassification, merger or otherwise, of any new class or series of stock or any other securities convertible into equity securities of the Company ranking on a parity with or senior to the Series D Preferred with respect to any rights or preferences or any increase in the authorized or designated number of any such new class or series;

(D) Any declaration of dividends or other distributions or repurchases with respect to Common Stock or Junior Preferred (except for acquisitions of Common Stock or Junior Preferred by the Company permitted by Section 1(c)(i) hereof);

(E) Any agreement by the Company or its stockholders regarding, or any consummation of, a Liquidation Event, Asset Transfer or Acquisition;

(F) Any action that alters or changes the rights, preferences and privileges of the Series D Preferred; or

(G) Any increase or decrease in the authorized number of directors.

(iv) For so long as any shares of Preferred Stock remain outstanding, in addition to any other vote or consent required herein or by law, the vote or written consent of the holders of at least a majority of the outstanding shares of Preferred Stock shall be necessary for effecting or validating the following actions:

(A) Any amendment, alteration, or repeal of any provision of the Certificate of Incorporation or the Bylaws of the Company (including any filing of a Certificate of Designation), that alters or changes the voting or other powers, preferences, or other special rights, privileges or restrictions of the Preferred Stock;

(B) Any increase or decrease in the authorized number of shares of Preferred Stock or any series thereof;

(C) Any authorization or any designation, whether by reclassification, merger or otherwise, of any new class or series of stock or any other securities convertible into equity securities of the Company ranking on a parity with or senior to any series of Preferred Stock or any increase in the authorized or designated number of any such new class or series;

(D) Any declaration of dividends or other distributions with respect to Common Stock or Junior Preferred (except for acquisitions of Common Stock or Junior Preferred by the Company permitted by Section 1(c)(i), (ii) and (iii) hereof);

(E) Any agreement by the Company or its stockholders regarding, or any consummation of, a Liquidation Event, Asset Transfer or Acquisition;

(F) Any action that alters or changes the rights, preferences and privileges of the Preferred Stock; or

(G) Any increase or decrease in the authorized number of directors.

(c) Election of Board of Directors.

(i) For so long as any shares of Senior Preferred remain outstanding the holders of Senior Preferred, voting as a separate class, shall be entitled to elect four (4) members of the Board at each meeting or pursuant to each consent of the Company’s stockholders for the election of directors, and to remove from office such directors and to fill any vacancy caused by the resignation, death or removal of such directors. The members of the Board elected or appointed pursuant to this Section shall be known as the “Representatives of the Senior Preferred.”

(ii) The holders of Common Stock and Junior Preferred, voting together as a single class on an as-if-converted basis, shall be entitled to elect two (2) members of the Board at each meeting or pursuant to each consent of the Company’s stockholders for the election of directors, and to remove from office such directors and to fill any vacancy caused by the resignation, death or removal of such directors.

(iii) The holders of Common Stock and Preferred Stock, voting together as a single class on an as-if-converted basis, shall be entitled to elect all remaining members of the Board at each meeting or pursuant to each consent of the Company’s stockholders for the election of directors, and to remove from office such directors and to fill any vacancy caused by the resignation, death or removal of such directors.

(iv) No person entitled to vote at an election for directors may cumulate votes to which such person is entitled, unless, at the time of such election, the Company is subject to Section 2115 of CGCL. During such time or times that the Company is subject to Section 2115(b) of the CGCL, every stockholder entitled to vote at an election for directors may cumulate such stockholder’s votes and give one candidate a number of votes equal to the number of directors to be elected multiplied by the number of votes to which such stockholder’s shares are otherwise entitled, or distribute the stockholder’s votes on the same principle among as many candidates as such stockholder desires. No stockholder, however, shall be entitled to so cumulate such stockholder’s votes unless (i) the names of such candidate or candidates have been placed in nomination prior to the voting and (ii) the stockholder has given notice at the meeting, prior to the voting, of such stockholder’s intention to cumulate such stockholder’s votes. If any stockholder has given proper notice to cumulate votes, all stockholders may cumulate their votes for any candidates who have been properly placed in nomination. Under cumulative voting, the candidates receiving the highest number of votes, up to the number of directors to be elected, are elected.

(v) During such time or times that the Company is subject to Section 2115(b) of the CGCL, one or more directors may be removed from office at any time without cause by the affirmative vote of the holders of a majority of the outstanding shares entitled to vote for that director as provided above; provided, however, that unless the entire Board is removed, no individual director may be removed when the votes cast against such director’s removal, or not consenting in writing to such removal, would be sufficient to elect that director if voted cumulatively at an election which the same total number of votes were cast (or, if such action is taken by written consent, all shares entitled to vote were voted) and the entire number of directors authorized at the time of such director’s most recent election were then being elected.

3. Liquidation Rights.

(a) Upon any liquidation, dissolution, or winding up of the Company, whether voluntary or involuntary (a “Liquidation Event”), before any distribution or payment shall be made to the holders of any Common Stock or Junior Preferred in respect of such shares, the holders of Senior Preferred shall be entitled to be paid out of the assets of the Company legally available for distribution, or the consideration received in such transaction, for each share of Senior Preferred held by them, an amount per share of Senior Preferred equal to the applicable Original Issue Price plus all declared and unpaid dividends on such Senior Preferred. If, upon any such Liquidation Event, the assets of the Company (or the consideration received in the Acquisition or Asset Transfer (as such terms are defined in Section 4(b) below)) shall be insufficient to make payment in full to all holders of Senior Preferred of the liquidation preference set forth in this Section 3(a), then such assets (or consideration) shall be distributed among the holders of Senior Preferred at the time outstanding, ratably in proportion to the full amounts to which they would otherwise be respectively entitled.

(b) After the payment of the full liquidation preference of the Senior Preferred as set forth in Section 3(a) above, and before any distribution or payment shall be made to the holders of any Common Stock, the remaining assets of the Company legally available for distribution in such Liquidation Event (or the consideration received by the Company or its stockholders in the Acquisition or Asset Transfer), if any, shall be distributed ratably to the holders of the Junior Preferred until such time as the holders of Junior Preferred have received $1.00 per share plus all accrued but unpaid dividends, if any.

(c) After the payment of the full liquidation preference of the Preferred Stock as set forth in Sections 3(a) and 3(b) above, the remaining assets of the Company legally available for distribution in such Liquidation Event (or the consideration received by the Company or its stockholders in the Acquisition or Asset Transfer), if any, shall be distributed ratably to the holders of the Common Stock.

4. Asset Transfer or Acquisition Rights.

(a) In the event that the Company is a party to an Acquisition or Asset Transfer (as hereinafter defined), then each holder of Preferred Stock and Common Stock shall be entitled to receive, for each share of Preferred Stock or Common Stock, as the case may be, then held, out of the proceeds of such Acquisition or Asset Transfer, the amount of cash, securities or other property to which such holder would be entitled to receive in a Liquidation Event pursuant to Sections 3(a), 3(b) or 3(c), as the case may be, above.

(b) For the purposes of this Section 4: (i) “Acquisition” shall mean: (A) any consolidation or merger of the Company with or into any other corporation or other entity or person, or any other corporate reorganization, in which the outstanding shares of capital stock of the Company immediately prior to such consolidation, merger or reorganization, represent less than 50% of the voting power (on an as-if fully converted basis) of the surviving entity (or, if the surviving entity is a wholly owned subsidiary, its parent) immediately after such consolidation, merger or reorganization; or (B) any transaction or series of related transactions, including any recapitalization or reclassification, to which the Company is a party in which in excess of fifty percent (50%) of the Company’s voting power (on an as-if converted basis) is transferred; provided that an Acquisition shall not include any transaction or series of transactions solely for the purpose of reincorporation or principally for bona fide equity financing purposes in which cash is received by the Company or any successor or indebtedness of the Company is cancelled or converted or a combination thereof; and (ii) “Asset Transfer” shall mean a sale, lease, exclusive license or other disposition, in a single transaction or series of related transactions, of all or substantially all of the assets of the Company, or the sale or disposition (whether by merger or otherwise) of one or more subsidiaries of the Company if substantially all of the assets of the Company and its subsidiaries taken as a whole are held by such subsidiary or subsidiaries, except where such sale, lease, exclusive license or other disposition is to a wholly owned subsidiary of the Company.

(c) In any Acquisition or Asset Transfer, if the consideration to be received is securities of a corporation or other property other than cash, its value will be deemed its fair market value determined as follows:

(i) For securities not subject to investment letters or other similar restrictions on free marketability:

(A) if traded on a securities exchange, the value shall be deemed to be the average of the closing prices of the securities on such exchange or market over the thirty-day (30) day period ending three (3) days prior to the closing of such transaction;

(B) if actively traded over-the-counter, the value shall be deemed to be the average of the closing bid prices over the thirty-day (30) day period ending three (3) days prior to the closing of such transaction; or

(C) if there is no active public market, the value shall be the fair market value thereof, as determined in good faith by the Board.

(ii) The method of valuation of securities subject to investment letters or other similar restrictions on free marketability (other than the restrictions arising solely by virtue of a stockholder’s status as an affiliate or former affiliate) shall take into account an appropriate discount (as determined in good faith by the Board) from the market value as determined pursuant to Section 4(c)(i) above so as to reflect the approximate fair market value thereof.

5. Conversion Rights.

The holders of Preferred Stock shall have the following rights with respect to the conversion of Preferred Stock into shares of Common Stock (the “Conversion Rights”):

(a) Optional Conversion. Subject to and in compliance with the provisions of this Section 5, any shares of Preferred Stock may, at the option of the holder, be converted at any time into fully-paid and nonassessable shares of Common Stock. Additionally, subject to and in compliance with the provisions of this Section 5, any shares of Senior Preferred may, at the option of the holder, be converted at any time into fully-paid and nonassessable shares of Junior Preferred at the same rate as such shares would be convertible into shares of Common Stock.

The number of shares of Common Stock or Junior Preferred to which a holder of Senior Preferred shall be entitled upon conversion shall, in the case of the Series A Preferred, be the product obtained by multiplying the “Series A Preferred Conversion Rate” then in effect by the number of shares of Series A Preferred being converted; in the case of the Series B Preferred, be the product obtained by multiplying the “Series B Preferred Conversion Rate” then in effect by the number of shares of Series B Preferred being converted; in the case of the Series C Preferred, be the product obtained by multiplying the “Series C Preferred Conversion Rate” then in effect by the number of shares of Series C Preferred being converted; in the case of the Series D Preferred, be the product obtained by multiplying the “Series D Preferred Conversion Rate” then in effect by the number of shares of Series D Preferred being converted; in the case of the Series E Preferred, be the product obtained by multiplying the “Series E Preferred Conversion Rate” then in effect by the number of shares of Series E Preferred being converted; in the case of the Series F Preferred, be the product obtained by multiplying the “Series F Preferred Conversion Rate” then in effect by the number of shares of Series F Preferred being converted; and in the case of the Junior Preferred, be the product obtained by multiplying the “Junior Preferred Conversion Rate” then in effect by the number of shares of Junior Preferred being converted; in each case, determined as provided in Section 5(b).

(b) Conversion Rate. The conversion rate in effect at any time for conversion of the Series A Preferred (the “Series A Preferred Conversion Rate”) shall be the quotient obtained by dividing the Original Issue Price of the Series A Preferred by the “Series A Preferred Conversion Price;” for conversion of the Series B Preferred (the “Series B Preferred Conversion Rate”) shall be the quotient obtained by dividing the Original Issue Price of the Series B Preferred by the “Series B Preferred Conversion Price;” for conversion of the Series C Preferred (the “Series C Preferred Conversion Rate”) shall be the quotient obtained by dividing the Original Issue Price of the Series C Preferred by the “Series C Preferred Conversion Price;” for conversion of the Series D Preferred (the “Series D Preferred Conversion Rate”) shall be the quotient obtained by dividing the Original Issue Price of the Series D Preferred by the “Series D Preferred Conversion Price;” for conversion of the Series E Preferred (the “Series E Preferred Conversion Rate”) shall be the quotient obtained by dividing the Original Issue Price of the Series E Preferred by the “Series E Preferred Conversion Price;” for conversion of the Series F Preferred (the “Series F Preferred Conversion Rate”) shall be the quotient obtained by dividing the Original Issue Price of the Series F Preferred by the “Series F Preferred Conversion Price;” and for conversion of the Junior Preferred (the “Junior Preferred Conversion Rate”) shall be the quotient obtained by dividing the Original Issue Price of the Junior Preferred by the “Junior Preferred Conversion Price;” in each case, calculated as provided in Section 5(c).

(c) Conversion Price. The conversion prices for the Series A Preferred, Series B Preferred, Series C Preferred, Series D Preferred, Series E Preferred, Series F Preferred and Junior Preferred shall initially be the Original Issue Price of the Series A Preferred (the “Series A Preferred Conversion Price”), the Original Issue Price of the Series B Preferred (the “Series B Preferred Conversion Price”), the Original Issue Price of the Series C Preferred (the “Series C Preferred Conversion Price”), the Original Issue Price of the Series D Preferred (the “Series D Preferred Conversion Price”), the Original Issue Price of the Series E Preferred (the “Series E Preferred Conversion Price”), the Original Issue Price of the Series F Preferred (the “Series F Preferred Conversion Price”) and the Original Issue Price of the Junior Preferred (the “Junior Preferred Conversion Price”), respectively. Such initial Series A Preferred Conversion Price,

Series B Preferred Conversion Price, Series C Preferred Conversion Price, Series D Preferred Conversion Price, Series E Preferred Conversion Price, Series F Preferred Conversion Price and Junior Preferred Conversion Price shall be adjusted from time to time in accordance with this Section 5. All references to the Series A Preferred Conversion Price, the Series B Preferred Conversion Price, the Series C Preferred Conversion Price, the Series D Conversion Price, the Series E Conversion Price, the Series F Preferred Conversion Price or the Junior Preferred Conversion Price herein shall mean the price as so adjusted.

(d) Mechanics of Conversion. Each holder of Senior Preferred who desires to convert the same into shares of Common Stock or Junior Preferred, as the case may be, and each holder of Junior Preferred who desires to convert the same into shares of Common Stock pursuant to this Section 5 shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Company or any transfer agent for Preferred Stock (or the holder shall notify the Company or its transfer agent that such certificates have been lost, stolen or destroyed and shall execute an agreement reasonably satisfactory to the Company to indemnify the Company from any loss incurred by it in connection with such certificates), and shall give written notice to the Company at such office that such holder elects to convert the same. Such notice shall state the number of shares of Series A Preferred, Series B Preferred, Series C Preferred, Series D Preferred, Series E Preferred, Series F Preferred or Junior Preferred, as appropriate, being converted. Thereupon, the Company shall promptly issue and deliver at such office to such holder a certificate or certificates for the number of shares of Common Stock or Junior Preferred, as applicable, to which such holder is entitled and shall promptly pay (i) in cash or, to the extent sufficient funds are not then legally available therefor, in Common Stock (at the Common Stock’s fair market value determined in good faith by the Board as of the date of such conversion), any declared and unpaid dividends on the shares of Preferred Stock being converted and (ii) in cash (at the fair market value thereof determined in good faith by the Board as of the date of conversion) the value of any fractional share of Common Stock or Junior Preferred otherwise issuable to any holder of Preferred Stock. Such conversion shall be deemed to have been made at the close of business on the date of such surrender of the certificates representing the shares of Preferred Stock to be converted (or delivery of the indemnity agreement in lieu thereof as provided above), and the person entitled to receive the shares of Common Stock or Junior Preferred, as applicable, issuable upon such conversion shall be treated for all purposes as the record holder of such shares of Common Stock or Junior Preferred, as applicable, on such date.

(e) Adjustment for Stock Splits and Combinations. If at any time or from time to time after the date of the filing of this Restated Certificate the Company effects a subdivision of the outstanding Common Stock without a corresponding subdivision of the Preferred Stock, the Conversion Price of each affected series of Preferred Stock (including the Junior Preferred) in effect immediately before that subdivision shall be proportionately decreased. Conversely, if at any time or from time to time after the date of the filing of this Restated Certificate the Company combines the outstanding shares of Common Stock into a smaller number of shares without a corresponding combination of the Preferred Stock (including the Junior Preferred), the Conversion Price in effect immediately before the combination shall be proportionately increased. Any adjustment under this Section 5(e) shall become effective at the close of business on the date the subdivision or combination becomes effective.

(f) Adjustment for Common Stock Dividends and Distributions. If at any time or from time to time after the date of the filing of this Restated Certificate the Company pays to holders of Common Stock a dividend or other distribution in additional shares of Common Stock without a corresponding dividend or other distribution to holders of Preferred Stock, the Conversion Price then in effect for each series of Preferred Stock shall be decreased as of the time of such issuance, as provided below:

(i) The then-existing Conversion Price of each series of Preferred Stock (including the Junior Preferred) shall be adjusted by multiplying the Conversion Price then in effect by a fraction:

(A) the numerator of which is the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance, and

(B) the denominator of which is the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance plus the number of shares of Common Stock issuable in payment of such dividend or distribution;

(ii) If the Company fixes a record date to determine which holders of Common Stock are entitled to receive such dividend or other distribution, the Conversion Price of each series of Preferred Stock (including the Junior Preferred) shall be fixed as of the close of business on such record date and the number of shares of Common Stock shall be calculated immediately prior to the close of business on such record date; and

(iii) If such record date is fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Conversion Price of each series of Preferred Stock (including the Junior Preferred) shall be recomputed accordingly as of the close of business on such record date and thereafter the Conversion Price shall be adjusted pursuant to this Section 5(f) to reflect the actual payment of such dividend or distribution.

(g) Adjustment for Reclassification, Exchange, Substitution, Reorganization, Merger or Consolidation. If at any time or from time to time after the date of the filing of this Restated Certificate, the Common Stock issuable upon the conversion of the Preferred Stock is changed into the same or a different number of shares of any class or classes of stock, whether by recapitalization, reclassification, merger, consolidation or otherwise (other than an Acquisition or Asset Transfer as defined in Section 4 or a subdivision or combination of shares or stock dividend or a reorganization, merger, consolidation or sale of assets provided for elsewhere in this Section 5), in any such event each holder of Preferred Stock (including the Junior Preferred) shall then have the right to convert such stock into the kind and amount of stock and other securities and property receivable upon such recapitalization, reclassification, merger, consolidation or other change by holders of the maximum number of shares of Common Stock into which such shares of Preferred Stock could have been converted immediately prior to such recapitalization, reclassification, merger, consolidation or change, all subject to further adjustment as provided herein or with respect to such other securities or property by the terms thereof. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 5 with respect to the rights of the holders of Preferred Stock after the capital reorganization to the end that the provisions of this Section 5 (including adjustment of the Conversion Price then in effect and the number of shares issuable upon conversion of Preferred Stock) shall be applicable after that event and be as nearly equivalent as practicable.

(h) Sale of Shares Below Conversion Price.

(i) If at any time or from time to time after the date of the filing of this Restated Certificate, the Company issues or sells, or is deemed by the express provisions of this Section 5(h) to have issued or sold, Additional Shares of Common Stock (as defined below), other than as provided in Section 5(f) or 5(g) above, for an Effective Price (as defined below) less than the then effective Conversion Price of any series of Senior Preferred (with respect to such series, a “Qualifying Dilutive Issuance”), then and in each such case, the then existing Conversion Price of each affected series of Senior Preferred shall be reduced, as of the opening of business on the date of such issue or sale, to a price determined by multiplying the Conversion Price in effect immediately prior to such issuance or sale by a fraction:

(A) the numerator of which shall be (1) the number of shares of Common Stock deemed outstanding (as determined below) immediately prior to such issue or sale, or deemed issue or sale, plus (2) the number of shares of Common Stock which the Aggregate Consideration (as defined below) received or deemed received by the Company for the total number of Additional Shares of Common Stock so issued or sold, or deemed issued or sold, would purchase at such then-existing Conversion Price of the affected series of Senior Preferred, and

(B) the denominator of which shall be the number of shares of Common Stock deemed outstanding (as determined below) immediately prior to such issue or sale, or deemed issue or sale, plus the total number of Additional Shares of Common Stock so issued or sold, or deemed issued or sold.

For the purposes of the preceding sentence, the number of shares of Common Stock deemed to be outstanding as of a given date shall be the sum of (A) the number of shares of Common Stock outstanding, (B) the number of shares of Common Stock into which the then outstanding shares of Preferred Stock could be converted if fully converted on the day immediately preceding the given date, and (C) the number of shares of Common Stock which are directly or indirectly issuable upon the exercise, exchange or conversion of all other rights, options and Convertible Securities (as defined below) outstanding on the day immediately preceding the given date.

(ii) No adjustment shall be made to the Conversion Price of any series of Senior Preferred in an amount less than one cent per share. Any adjustment otherwise required by this Section 5(h) that is not required to be made due to the preceding sentence shall be included in any subsequent adjustment to the Conversion Price of the affected series of Senior Preferred.

(iii) For the purpose of making any adjustment required under this Section 5(h), the aggregate consideration received by the Company for any issue or sale of securities (the “Aggregate Consideration”) shall: (A) to the extent it consists of cash, be computed at the gross amount of cash received by the Company before deduction of any underwriting or similar commissions, compensation or concessions paid or allowed by the Company in connection with such issue or sale and without deduction of any expenses payable by the Company, (B) to the extent it consists of property other than cash, be computed at the fair value of that property as determined pursuant to Section 4(c), before deduction of any underwriting or similar commissions, compensation or concessions paid or allowed by the Company in connection with such issue or sale and without deduction of any expenses payable by the Company, and (C) if Additional Shares of Common Stock, Convertible Securities (as defined below) or rights or options to purchase either Additional Shares of Common Stock or Convertible Securities are issued or sold together with other stock or securities or other assets of the Company for a consideration which covers both, be computed as the portion of the consideration so received that may be reasonably determined in good faith by the Board to be allocable to such Additional Shares of Common Stock, Convertible Securities or rights or options.

(iv) For the purpose of the adjustment required under this Section 5(h), if the Company grants, issues or sells (whether directly or by assumption in a merger or otherwise) (x) Preferred Stock or other stock, options, warrants, purchase rights, evidences of indebtedness or other securities directly or indirectly convertible into or exchangeable for Additional Shares of Common Stock (such convertible stock or securities being herein referred to as “Convertible Securities”) or (y) rights or options for the purchase of Additional Shares of Common Stock or Convertible Securities, whether or not such Convertible Securities, rights or options are immediately exercisable, exchangeable or convertible, and if the Effective Price of such Additional Shares of Common Stock directly or indirectly issuable upon conversion or exchange of such Convertible Securities or exercise of such rights or options is less than the Conversion Price of any series of Senior Preferred, in each case the Company shall be deemed to have issued at the time of the grant, issuance or sale of such rights or options or Convertible Securities the maximum number of Additional Shares of Common Stock directly or indirectly issuable upon exercise, exchange or conversion thereof and to have received as consideration for the issuance of such shares an amount equal to the total amount of the consideration, if any, received by the Company for the issuance of such rights or options or Convertible Securities plus:

(A) in the case of such rights or options, the minimum amounts of consideration, if any, payable to the Company upon the exercise of such rights or options; and

(B) in the case of Convertible Securities, the minimum amounts of consideration, if any, payable to the Company upon the conversion or exchange thereof (other than by cancellation of liabilities or obligations evidenced by such Convertible Securities); provided that if the minimum amounts of such consideration cannot be ascertained, but are a function of antidilution or similar protective clauses, the Company shall be deemed to have received the minimum amounts of consideration without reference to such clauses.

(v) If the minimum amount of consideration payable to the Company upon the exercise, exchange or conversion of rights, options or Convertible Securities is reduced over time or on the occurrence or non-occurrence of specified events other than by reason of antidilution adjustments, the Effective Price shall be recalculated using the figure to which such minimum amount of consideration is reduced; provided further, that if the minimum amount of consideration payable to the Company upon the exercise, exchange or conversion of such rights, options or Convertible Securities is subsequently increased, the Effective Price shall be again recalculated using the increased minimum amount of consideration payable to the Company upon the exercise, exchange or conversion of such rights, options or Convertible Securities.

(vi) No further adjustment of the Conversion Price of any series of Senior Preferred Stock, as adjusted upon the grant, issuance or sale of such rights, options or Convertible Securities, shall be made as a result of the actual issuance of Additional Shares of Common Stock or the exercise of any such rights or options or the conversion or exchange of any such Convertible Securities. If any such rights or options or the conversion or exchange privilege represented by any such Convertible Securities shall expire without having been exercised, the Conversion Price of the affected series of Senior Preferred as adjusted upon the grant, issuance or sale of such rights, options or Convertible Securities shall be readjusted to the Conversion Price which would have been in effect had an adjustment been made on the basis that the only Additional Shares of Common Stock so issued were the Additional Shares of Common Stock, if any, actually granted, issued or sold on the exercise of such rights or options or rights of conversion or exchange of such Convertible Securities, and such Additional Shares of Common Stock, if any, were granted, issued or sold for the consideration actually received by the Company upon such exercise, plus the consideration, if any, actually received by the Company for the granting of all such rights or options, whether or not exercised, plus the consideration received for granting, issuing or selling the Convertible Securities actually converted or exchanged, plus the consideration, if any, actually received by the Company (other than by cancellation of liabilities or obligations evidenced by such Convertible Securities) on the conversion or exchange of such Convertible Securities, provided that such readjustment shall not apply to prior conversions of Senior Preferred.

(vii) For the purpose of making any adjustment to the Conversion Price of Senior Preferred Stock required under this Section 5(h), “Additional Shares of Common Stock” shall mean all shares of Common Stock issued by the Company or deemed to be issued pursuant to this Section 5(h) (including shares of Common Stock subsequently reacquired or retired by the Company), other than:

(A) shares of Preferred Stock issued and outstanding on the date hereof;

(B) shares of Common Stock actually issued upon conversion of the Preferred Stock;

(C) shares of Junior Preferred actually issued upon conversion of the Senior Preferred or pursuant to the exercise of Convertible Securities outstanding as of the date of the filing of this Restated Certificate in accordance with the terms of such Convertible Securities;

(D) shares of Common Stock or options therefor issued after the date of the filing of this Restated Certificate to employees, officers or directors of, or consultants or advisors to the Company or any subsidiary pursuant to stock purchase or stock option plans or other arrangements that are approved by the Board or a committee authorized by the Board, provided that no committee authorized by the Board may make any amendments to the Company’s stock option plans;

(E) shares of Common Stock issued pursuant to the exercise of Convertible Securities outstanding as of the date of the filing of this Restated Certificate in accordance with the terms of such Convertible Securities;

(F) shares of Common Stock issued or issuable pursuant to a stock split or stock dividend by the Company;

(G) shares of Common Stock or Convertible Securities issued for consideration other than cash pursuant to a merger, consolidation, acquisition, strategic alliance or similar business combination approved by the Board including the Representatives of the Senior Preferred;

(H) shares of Common Stock or Convertible Securities issued pursuant to any equipment loan or leasing arrangement, any debt financing from a bank or similar financial institution or any real property leasing arrangement approved by the Board including the Representatives of the Senior Preferred;

(I) shares of Common Stock or Convertible Securities issued to third-party service providers in exchange for or as partial consideration for services rendered to the Company approved by the Board including the Representatives of the Senior Preferred; and

(J) any Common Stock or Convertible Securities issued in connection with strategic transactions involving the Company and other entities, including (i) joint ventures, manufacturing, marketing or distribution arrangements or (ii) technology transfer or development arrangements; provided that the issuance of shares therein has been approved by the Company’s Board including the Representatives of the Senior Preferred.

References to Common Stock in the subsections of this clause (vii) above shall mean all shares of Common Stock issued by the Company or deemed to be issued pursuant to this Section 5(h). The “Effective Price” of Additional Shares of Common Stock shall mean the quotient determined by dividing the total number of Additional Shares of Common Stock issued or sold, or deemed to have been issued or sold by the Company under this Section 5(i), into the Aggregate Consideration received, or deemed to have been received by the Company for such issue under this Section 5(h), for such Additional Shares of Common Stock. In the event that the number of shares of Additional Shares of Common Stock or the Effective Price cannot be ascertained at the time of issuance, such Additional Shares of Common Stock shall be deemed issued immediately upon the occurrence of the first event that makes such number of shares or the Effective Price, as applicable, determinable.

(viii) In the event that the Company issues or sells, or is deemed to have issued or sold, Additional Shares of Common Stock in a Qualifying Dilutive Issuance (the “First Dilutive Issuance”), then in the event that the Company issues or sells, or is deemed to have issued or sold, Additional Shares of Common Stock in a Qualifying Dilutive Issuance other than the First Dilutive Issuance as a part of the same transaction or series of related transactions as the First Dilutive Issuance (a “Subsequent Dilutive Issuance”), then and in each such case upon a Subsequent Dilutive Issuance the Conversion Price of each affected series of Senior Preferred shall be reduced to the Conversion Price that would have been in effect had the First Dilutive Issuance and each Subsequent Dilutive Issuance all occurred on the closing date of the First Dilutive Issuance. Additionally, with respect to any Qualifying Dilutive Issuance, the adjustment of the Conversion Price under this Section 5(h) shall be made first to the Series A Preferred; second to the Series B Preferred taking into account the prior adjustment to the Series A Preferred; third to the Series C Preferred taking into account the prior adjustments to the Series A Preferred and Series B Preferred; fourth to the Series D Preferred taking into account the prior adjustments to the Series A Preferred, Series B Preferred and Series C Preferred; fifth to the Series E Preferred taking into account the prior adjustments to the Series A Preferred, Series B Preferred, Series C Preferred and Series D Preferred; and sixth to the Series F Preferred taking into account the prior adjustments to the Series A Preferred, Series B Preferred, Series C Preferred, Series D Preferred and Series E Preferred.

(i) Certificate of Adjustment. In each case of an adjustment or readjustment of the Conversion Price of any series of Preferred Stock for the number of shares of Common Stock or other securities issuable upon conversion of Preferred Stock, if the Preferred Stock is then convertible pursuant to this Section 5, the Company, at its expense, shall compute such adjustment or readjustment in accordance with the provisions hereof and shall, upon request, prepare a certificate showing such adjustment or readjustment, and shall mail such certificate, by first class mail, postage prepaid, to each registered holder of the affected series of Preferred Stock so requesting at such holder’s address as shown in the Company’s books. The certificate shall set forth such adjustment or readjustment, showing in detail the facts upon which such adjustment or readjustment is based, including a statement of (i) the consideration received or deemed to be received by the Company for any Additional Shares of Common Stock issued or sold or deemed to have been issued or sold, (ii) the Conversion Price at the time in effect, (iii) the number of Additional Shares of Common Stock and (iv) the type and amount, if any, of other property which at the time would be received upon conversion of the Preferred Stock. Failure to request or provide such notice shall have no effect on any such adjustment.

(j) Notices of Record Date. Upon (i) any taking by the Company of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution, or (ii) any Acquisition (as defined in Section 4) or other capital reorganization of the Company, any reclassification or recapitalization of the capital stock of the Company, any merger or consolidation of the Company with or into any other corporation, or any Asset Transfer (as defined in Section 4), or any voluntary or involuntary dissolution, liquidation or winding up of the Company, in each such case the Company shall mail to each holder of Preferred Stock a notice specifying (A) the date on which any such record is to be taken for the purpose of such dividend or distribution, and a description of such dividend or distribution, (B) the date on which any such Acquisition, reorganization, reclassification, transfer, consolidation, merger, Asset Transfer, dissolution, liquidation or winding up is expected to become effective, and a description of the material terms and conditions of the impending transaction, and (C) the date, if any, that is to be fixed as to when the holders of record of Common Stock (or other securities) shall be entitled to exchange their shares of Common Stock (or other securities) for securities or other property deliverable upon such Acquisition, reorganization, reclassification, transfer, consolidation, merger, Asset Transfer, dissolution, liquidation or winding up, and the amount per share and character of such exchange applicable to the Preferred Stock and the Common Stock. Such notice shall be sent at least twenty (20) days prior to the record date or effective date specified therein (or such shorter period approved by the holders of a majority of the outstanding Preferred Stock). In the event the requirements of this Section 5(j) are not complied with, the Company shall forthwith either:

(i) Cause such closing to be postponed until such time as the requirements of this Section 5(j) have been complied with or waived; or

(ii) Cancel such transactions, in which event the respective rights, preferences and privileges of the holders of Preferred Stock shall revert to and be the same as such rights, preferences and privileges existing immediately prior to the date of the first notice referred to in Section 5(j).

(k) Automatic Conversion.

(i) Each share of Preferred Stock shall automatically be converted into shares of Common Stock, based on the then-effective Conversion Price applicable to the respective series of Preferred Stock, (A) at any time upon the affirmative election of the holders of a majority of the outstanding shares of Preferred Stock, or (B) immediately upon the closing of a firmly underwritten public offering pursuant to a registration statement filed with and declared effective by the Securities and Exchange Commission under the Securities Act of 1933, as amended, covering the offer and sale of Common Stock for the account of the Company in which (i) the per share price is at least the Original Issue Price of the Series F Preferred (as adjusted for stock splits, stock dividends, recapitalizations and the like after the filing date hereof), and (ii) the gross cash proceeds to the Company (before underwriting discounts, commissions and fees) are at least $50,000,000, provided, however, that the affirmative election of the holders of a majority of the outstanding shares of Series D Preferred shall be required for an automatic conversion of the Preferred Stock pursuant to Section 5(k)(i)(A). Upon such automatic conversion, any declared and unpaid dividends shall be paid in accordance with the provisions of Section 1(d).

(ii) Upon the occurrence of either of the events specified in Section 5(k)(i) above, the outstanding shares of the specified Preferred Stock shall be converted automatically without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Company or its transfer agent; provided, however, that the Company shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such conversion unless the certificates evidencing such shares of Preferred Stock are either delivered to the Company or its transfer agent as provided below, or the holder notifies the Company or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement reasonably satisfactory to the Company to indemnify the Company from any loss incurred by it in connection with such certificates. Upon the occurrence of such automatic conversion of the Preferred Stock, the holders of Preferred Stock shall surrender the certificates representing such shares (or deliver the indemnity agreement in lieu thereof as provided above) at the office of the Company or any transfer agent for the Preferred Stock. Thereupon, there shall be issued and delivered to such holder promptly at such office and in its name as shown on such surrendered certificate or certificates (or indemnity agreement in lieu thereof), a certificate or certificates for the number of shares of Common Stock into which the shares of Preferred Stock surrendered were convertible on the date on which such automatic conversion occurred, and any declared and unpaid dividends shall be paid in accordance with the provisions of Section 1(d). If the conversion is in connection with a public offering pursuant to Section 5(k)(i)(B) above, the conversion shall be conditioned upon the closing with the underwriters of the sale of securities pursuant to such offering, in which event the person(s) or entity entitled to receive the Common Stock upon such conversion of Preferred Stock shall not be deemed to have converted such Preferred Stock until immediately prior to the closing of such sale of securities.

(l) Fractional Shares. No fractional shares of Common Stock or Junior Preferred shall be issued upon conversion of Preferred Stock or Senior Preferred, as the case may be. All shares of Common Stock or Junior Preferred (including fractions thereof) issuable upon conversion of more than one share of Preferred Stock or Senior Preferred by a holder thereof shall be aggregated for purposes of determining whether the conversion would result in the issuance of any fractional share. If, after the aforementioned aggregation, the conversion would result in the issuance of any fractional share, the Company shall, in lieu of issuing any fractional share, pay cash equal to the product of such fraction multiplied by the fair market value of one share of Common Stock or Junior Preferred, as the case may be, on the date of conversion (as determined in good faith by the Board).

(m) Reservation of Stock Issuable Upon Conversion. The Company shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock and Junior Preferred, solely for the purpose of effecting the conversion of the shares of the Preferred Stock and Senior Preferred, respectively, such number of its shares of Common Stock and Junior Preferred as shall from time to time be sufficient to effect the conversion of all outstanding shares of Preferred Stock and Senior Preferred, respectively. If at any time the number of authorized but unissued shares of Common Stock and Junior Preferred shall not be sufficient to effect the conversion of all then outstanding shares of Preferred Stock and Senior Preferred, respectively, the Company will take such corporate action as may be necessary to increase its authorized but unissued shares of Common Stock and Junior Preferred to such number of shares as shall be sufficient for such purpose, including, without limitation, engaging in its best efforts to obtain the requisite stockholder approval of any necessary amendment to the Restated Certificate.

(n) Notices. Any notice required by the provisions of this Section 5 shall be in writing and shall be deemed effectively given: (i) upon personal delivery to the party to be notified, (ii) when sent by confirmed electronic mail or facsimile if sent during normal business hours of the recipient; if not, then on the next business day, (iii) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (iv) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with verification of receipt. All notices shall be addressed to each holder of record at the applicable address of such holder appearing on the books of the Company.

(o) Payment of Taxes. The Company will pay all taxes (other than taxes based upon income) and other governmental charges that may be imposed with respect to the issue or delivery of shares of Common Stock or Junior Preferred upon conversion of shares of Preferred Stock or Senior Preferred, respectively, excluding any tax or other charge imposed in connection with any transfer involved in the issue and delivery of shares of Common Stock or Junior Preferred in a name other than that in which the shares of Preferred Stock or Senior Preferred so converted were registered.

6. No Reissuance of Preferred Stock.

No shares of Preferred Stock acquired by the Company by reason of redemption, purchase, conversion or otherwise shall be reissued, sold or transferred, and all such shares of Preferred Stock shall be automatically and immediately cancelled, retired and eliminated from the shares that the Company shall be authorized to issue.

V.

A. To the fullest extent permitted by applicable law, as the same exists or may hereafter be amended, a director of the Company shall not be personally liable to the Company or its stockholders for monetary damages for any action taken, or any failure to take any action, as a director.

B. The Company shall indemnify and hold harmless, to the fullest extent permitted by applicable law, as the same exists or may hereafter be amended, any director or officer of the Company who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”) by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was a director, officer, employee or agent of the Company or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or non-profit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses reasonably incurred by such person in connection with any such Proceeding. The right to indemnification shall extend to the heirs, executors, administrators and estate of any such director or officer. The Company shall be required to indemnify a person in connection with a Proceeding initiated by such person only if the Proceeding was authorized by the Board. The right to indemnification provided in this Article will not be exclusive of any other rights to which any person seeking indemnification may otherwise be entitled, including without limitation, pursuant to any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise, both as to action in their official capacities and as to action in another capacity while holding such office.

C. The Company shall have the power to indemnify and hold harmless, to the fullest extent permitted by applicable law, as the same exists or may hereafter be amended, any employee or agent of the Company who was or is made or is threatened to be made a party or is otherwise involved in any Proceeding by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was an employee or agent of the Company or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or non-profit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses reasonably incurred by such person in connection with any such Proceeding.

D. Neither any amendment nor repeal of this Article, nor the adoption of any provision of this Restated Certificate inconsistent with this Article, shall eliminate or reduce the effect of this Article in respect of any matter occurring, or any cause of action, suit or claim accruing or arising or that, but for this Article, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

VI.

For the management of the business and for the conduct of the affairs of the Company, and in further definition, limitation and regulation of the powers of the Company, of its directors and of its stockholders or any class thereof, as the case may be, it is further provided that:

A. The management of the business and the conduct of the affairs of the Company shall be vested in its Board. The number of directors which shall constitute the whole Board shall be fixed by the Board in the manner provided in the Bylaws, subject to any restrictions which may be set forth in this Restated Certificate.

B. The Board of Directors is expressly empowered to adopt, amend or repeal the Bylaws of the Company. The stockholders shall also have the power to adopt, amend or repeal the Bylaws of the Company; provided however, that, in addition to any vote of the holders of any class or series of stock of the Company required by law or by this Restated Certificate, the affirmative vote of the holders of a majority of the voting power of all of the then-outstanding shares of the capital stock of the Company entitled to vote generally in the election of directors, voting together as a single class, shall be required to adopt, amend or repeal any provision of the Bylaws of the Company.

C. The directors of the Company need not be elected by written ballot unless the Bylaws so provide.

* * * *

EIGHT: This Restated Certificate has been duly approved by the Board of Directors of the Company.

NINE: This Restated Certificate was approved by the holders of the requisite number of shares of said corporation in accordance with Section 228 of the DGCL. This Restated Certificate has been duly adopted in accordance with the provisions of Sections 242 and 245 of the DGCL by the stockholders of the Company.

IN WITNESS WHEREOF, Pacific Biosciences of California, Inc. has caused this Amended and Restated Certificate of Incorporation to be signed by its Chief Executive Officer this 16th day of June 2010.

PACIFIC BIOSCIENCES OF CALIFORNIA, INC.

Signature:	/s/ Hugh Martin
Hugh Martin
Chief Executive Officer

[Signature Page to Amended and Restated Certificate of Incorporation of Pacific Biosciences of California, Inc.]